Exhibit 99.1

Argon ST, Inc. Announces Third Quarter Results

Company Continues Strong Growth Resulting in Record Bookings and Backlog

Fiscal Year to Date Revenue Grows by 24 Percent

FAIRFAX, Va.--(BUSINESS WIRE)--Argon ST, Inc. (NASDAQ:STST), a leading developer of command, control, communications, computers, combat systems, intelligence, surveillance, and reconnaissance (C5ISR) systems, today reported results for its third fiscal quarter ended June 29, 2008.

  Third quarter 2008 revenue of $83.2 million grew 13 percent compared to $73.7 million in the third quarter ended July 1, 2007 and decreased six percent sequentially from $88.4 million in the second quarter of 2008
  Operating income for the third quarter increased 22 percent to $7.8 million compared to operating income of $6.4 million for the corresponding quarter of the prior year and decreased 13 percent from the $9.0 million reported in the second quarter of 2008
  Net income for the quarter grew 21 percent to $5.2 million compared to $4.3 million in the third quarter of the prior year and decreased six percent to $5.5 million compared to the second quarter of 2008
  Adjusted EBITDA (See Non-GAAP Financial Measures below) for the quarter was $11.1 million or 13 percent margin on revenue compared to Adjusted EBITDA of $8.8 million, or 12 percent margin on revenue in the third quarter of the prior year and $12.1 million or 14 percent margin on revenue in the second quarter of 2008
  Bookings for the quarter were $143 million; backlog at the end of the quarter was $330 million

“With a quarterly book to bill ratio of 1.72, we continued to see good progress in the quarter toward our goal of double digit year over year growth,” said Dr. Terry Collins, Chairman and Chief Executive Officer, Argon ST. “Our revenue returned to a more normalized level after the second quarter’s results, which were elevated due to accelerated bookings and revenue in our ship systems business area. Our progress in the quarter included continued high-quality execution on our programs, strong operating margins and most notably several important new program awards including the payload provider contract from Sierra Nevada Corporation on ORBCOMM’s Generation 2 Program. The result of our business development efforts produced the company’s highest quarterly bookings in our history. This will greatly contribute to our growth goals for 2009.”

Commenting on the progress the company has made fiscal year to date, Dr. Collins commented, “Overall, I am very pleased with the results from the first nine months of our fiscal year. We have grown revenue almost 24 percent and increased net income almost 10 percent. Our strong bookings have produced a solid book to bill ratio of 1.11 and our backlog stands at a record high. We expect good momentum from the third to fourth quarter but believe that the majority of the benefit from our recent bookings will be realized beginning in 2009.”

“We will continue to be diligent about strong program execution, optimizing operating, infrastructure and systems costs and the ongoing integration process. These efforts are ensuring that we are gaining as much leverage from our acquisitions as possible. Our investment and focus on business development efforts together with these initiatives will allow us to build on our already strong foundation for aggressive growth and future opportunities.”

Dr. Collins added, “In the fourth quarter, we will continue the process of optimizing all of our 2008 initiatives to ensure their effectiveness in maximizing shareholder value and positioning the company for extending its strong performance into 2009 and beyond. Our fiscal year to date results, a robust pipeline of opportunities along with a keen focus on operational efficiencies, gives us the confidence to re-affirm guidance of total revenues from the Company’s current operations to be in the range of $325 million to $345 million and GAAP operating income between $29 and $34 million with Adjusted EBITDA between $41 and $46 million.”

Third Quarter 2008 and 2007 Financial Highlights

Financial highlights from the quarters ended June 29, 2008, March 30, 2008 and July 1, 2007 include:
(in millions, except per share amounts)

	Q3 2008	Q2 2008	Q3 2007	YTD 2008	YTD 2007
Revenue	$83.2	$88.4	$73.7	$245.9	$198.4
Operating Income	7.8	9.0	6.4	23.6	20.6
Adjusted EBITDA (a)	11.1	12.1	8.8	32.9	27.8
Net Income	5.2	5.5	4.3	15.0	13.6
Net Income per share, fully diluted	$0.24	$0.25	$0.19	$0.68	$0.60

Notes: (a) Denotes a non-GAAP financial measure. For important information about these measures please see below under "Non-GAAP Financial Measures" and Annex A, which provides a detailed reconciliation to GAAP measures of these items.

Three Month Results

For the third quarter ended June 29, 2008 revenue was $83.2 million. This represents a 12.9 percent improvement over revenue of $73.7 million in the third quarter of the prior year and a 6.0 percent sequential decrease over revenue of $88.4 million in the second quarter of fiscal 2008. The quarter over quarter decrease was attributable to the accelerated bookings and revenue in the second quarter of 2008 in our ship systems business area.

Operating income for the quarter was $7.8 million. This represents a 21.9 percent improvement over operating income of $6.4 million in the third quarter of the prior year and a 12.6 percent sequential decrease over operating income of $9.0 million in the second quarter of fiscal 2008. The sequential decrease was attributable to a higher percentage of cost plus contracts in the quarter.

Adjusted EBITDA for the third quarter ended June 29, 2008 was $11.1 million or 13.3 percent margin on revenue. This represents a 26.4 percent increase over Adjusted EBITDA of $8.8 million, or 11.9 percent margin on revenue, in the third quarter of the prior year and an 8.5 percent sequential decrease over Adjusted EBITDA of $12.1 million, or 13.7 percent margin on revenue, in the second quarter of fiscal 2008. The sequential decrease was attributable to contract timing and mix.

Net income for the third quarter was $5.2 million, an increase of 20.9 percent over net income of $4.3 million reported in the third quarter of the prior year and a decrease of 5.9 percent from the $5.5 million posted in the quarter ended March 30, 2008.

Fully diluted earnings per share for the quarter were $0.24 on 21.9 million shares and share equivalents. Fully diluted earnings per share in the third quarter of the prior year were $0.19 on 22.8 million shares and share equivalents and were $0.25 in the second quarter of 2008 on 22.1 million shares and share equivalents.

Nine Month Results

For the nine months ended June 29, 2008 revenue was $245.9 million. This represents a 23.9 percent improvement over revenue of $198.4 million for the first nine months ended July 1, 2007.

Operating income for the first nine months was $23.6 million. This represents a 14.2 percent improvement over operating income of $20.6 million in the same period of the prior year.

Adjusted EBITDA for the nine months ended June 29, 2008 was $32.9 million, or 13.4 percent margin on revenue. This represents an 18.1 percent increase over Adjusted EBITDA of $27.8 million, or 14.0 percent margin on revenue in the same period of the prior year.

Net income for the nine months ended June 29, 2008 was $15.0 million, an increase of 9.8 percent over net income of $13.6 million for the nine months ended July 1, 2007.

Fully diluted earnings per share for the nine months ended June 29, 2008 were $0.68 on 22.1 million shares and share equivalents. Fully diluted earnings per share in the same period of the prior year were $0.60 on 22.8 million shares and share equivalents.

Non-GAAP Financial Measures

In addition to the Company’s financial results reported in accordance with accounting principles generally accepted in the United States of America (GAAP) included in this press release, the Company has provided certain financial measures that are not calculated according to GAAP. The four measures and their definitions are:

- Non-GAAP Operating Income is defined as operating income on a GAAP basis excluding impairment of intangible assets and other one-time charges.

- Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization, stock-based compensation and acquisition related retention and excludes impairment of intangible assets and other one-time charges.

- Non-GAAP Net Income is defined as net income on a GAAP basis excluding impairment of intangible assets and other one-time charges.

- Non-GAAP Net Income per fully diluted share is defined as fully diluted earnings per share on a GAAP basis excluding the per share impact of impairment of intangible assets and other one time charges.

These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance and the Company’s prospects for the future.

Specifically, management believes that the measures Non-GAAP Operating Income, Non-GAAP Net Income, and Non-GAAP Net Income per fully diluted share provide investors an important perspective on the Company's ongoing operations and provide additional insight into underlying business performance.

Management believes that the measure Adjusted EBITDA provides investors important information about the operating trends of the Company. Adjusted EBITDA excludes certain non-cash expenses, such as stock-based compensation expense, and impairment of intangible assets, and other expenses that management does not believe are reflective of ongoing operating results. Management uses Adjusted EBITDA to evaluate performance of its business operations.

These non-GAAP measures are not in accordance with, or an alternative for, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. These measures should only be used to evaluate the Company’s results of operations in conjunction with the corresponding GAAP measures.

Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in the tables included on Annex A of this press release.

Conference Call Information

Argon ST will be hosting a conference call and web cast for parties interested in further information about the Company’s performance during the third fiscal quarter ending June 29, 2008. The Company will conduct a conference call at 10:00 a.m. Eastern Time on Thursday, August 7, 2008.

To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 888-680-0869. International callers should dial 617-213-4854. When prompted by the operator, provide conference passcode 85313116. To pre register for the call, please visit www.theconferencingservice.com/prereg/key.process?key=PVKL6YQTN.

If you are unable to participate in the call at this time, a replay will be available for seven days starting on Thursday, August 7, 2008 at approximately Noon Eastern Time. To access the replay, dial 888-286-8010 and enter the passcode 80661048. International callers should dial 617-801-6888 and enter the same passcode 80661048.

The conference call will be broadcast live over the Internet and can be accessed by all interested parties at the Company's website www.argonst.com. Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call by accessing the same link.

About Argon ST, Inc.

Argon ST, Inc. designs, develops, and produces systems and sensors for the Command, Control, Communications, Computers, Combat Systems, Intelligence, Surveillance, and Reconnaissance (C5ISR) markets including SIGINT (Signals Intelligence), ESM (Electronic Support Measures), EW (Electronic Warfare), IO (Information Operations), imaging, and acoustic systems serving domestic and international markets. For news and information visit www.argonst.com.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements under the provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future performance and are based upon numerous assumptions about future conditions that could prove not to be accurate. Forward looking statements are subject to numerous risks and uncertainties, and our actual results could differ materially as a result of such risks and other factors. In addition to those risks specifically mentioned in the reports filed by the Company with the Securities and Exchange Commission (including the Company’s Form 10-K for the fiscal year ended September 30, 2007), such risks and uncertainties include, but are not limited to: the availability of U.S. and international government funding for the Company’s products and services; changes in the U.S. federal government procurement laws, regulations, policies and budgets (including changes to respond to budgetary constraints and cost-cutting initiatives); the number and type of contracts and task orders awarded to the Company; the exercise by the U.S. government of options to extend the Company’s contracts; the Company’s ability to retain contracts during any rebidding process; the timing of Congressional funding on the Company’s contracts; any government delay in award or termination of the Company’s contracts and programs; difficulties in developing and producing operationally advanced technology systems; the timing and customer acceptance of contract deliverables; the Company’s ability to attract and retain qualified personnel, including technical personnel and personnel with required security clearances; charges from any future impairment reviews; the future impact of any acquisitions or divestitures the Company may make; the competitive environment for defense and intelligence information technology products and services; general economic, business and political conditions domestically and internationally; and other factors affecting the Company’s business that are beyond its control. All of the forward-looking statements should be considered in light of these factors. Investors should not put undue reliance on any forward-looking statements. We undertake no obligation to update these forward-looking statements to reflect new information, future events or otherwise.

ARGON ST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	June 29, 2008	September 30, 2007
ASSETS	(unaudited)
CURRENT ASSETS
Cash and cash equivalents	$7,237	$22,965
Accounts receivable, net	111,910	95,639
Inventory, net	4,176	2,927
Deferred income tax asset	4,473	3,218
Prepaids and other	1,454	3,154
TOTAL CURRENT ASSETS	129,250	127,903
Property, equipment and software, net	26,457	22,822
Goodwill	173,948	170,192
Intangibles, net	4,481	5,760
Restricted cash	-	1,800
Other assets	865	1,168
TOTAL ASSETS	$335,001	$329,645

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$20,233	$23,796
Accrued salaries and related expenses	13,436	12,899
Deferred revenue	11,026	12,651
Income taxes payable	1,554	-
Other liabilities	113	681
TOTAL CURRENT LIABILITIES	46,362	50,027
Deferred income tax liability, long term	1,718	1,794
Deferred rent and other liabilities	1,764	2,988
Commitments and contingencies
STOCKHOLDERS' EQUITY
Common stock:	227	226
Additional paid in capital	220,368	217,038
Treasury stock at cost	(18,425)	(10,527)
Retained earnings	82,987	68,099
TOTAL STOCKHOLDERS' EQUITY	285,157	274,836
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$335,001	$329,645

ARGON ST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (unaudited)
(In thousands, except share and per share amounts)

	For the Three Months Ended		For the Nine Months Ended
	June 29, 2008	July 1, 2007	June 29, 2008	July 1, 2007

CONTRACT REVENUES	$83,165	$73,660	$245,880	$198,375

COST OF REVENUES	68,415	61,599	201,764	159,254

GENERAL AND ADMINISTRATIVE EXPENSES	5,325	4,325	15,445	13,212

RESEARCH AND DEVELOPMENT EXPENSES	1,587	1,306	5,098	5,270

INCOME FROM OPERATIONS	7,838	6,430	23,573	20,639

INTEREST INCOME, NET	444	341	598	938

INCOME BEFORE INCOME TAXES	8,282	6,771	24,171	21,577
PROVISION FOR INCOME TAXES	3,103	2,485	9,204	7,945
NET INCOME	$5,179	$4,286	$14,967	$13,632

EARNINGS PER SHARE (Basic)	$0.24	$0.19	$0.69	$0.61
EARNINGS PER SHARE (Diluted)	$0.24	$0.19	$0.68	$0.60

WEIGHTED-AVERAGE SHARES
OUTSTANDING
Basic	21,546,554	22,398,626	21,703,242	22,319,227
Diluted	21,913,142	22,818,796	22,098,271	22,787,662

ARGON ST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Nine Months Ended
	June 29, 2008	July 1, 2007
Cash flows from operating activities
Net income	$14,967	$13,632
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,015	5,399
Amortization of deferred costs	127	-
Deferred income tax benefit	(632)	124
Stock-based compensation	2,553	1,489
Gain (loss) on sale of equipment and other	9	32
Change in:
Accounts receivable	(15,935)	(9,169)
Inventory	(1,249)	(122)
Prepaids and other	941	5,782
Accounts payable and accrued expenses	(3,826)	151
Accrued salaries and related expenses	537	3,444
Deferred rent and other current liabilities	1,554	(201)
Deferred revenue	(2,145)	(1,689)

Net cash provided by operating activities	2,916	18,872

Cash flows from investing activities
Acquisitions of property, equipment and software	(8,432)	(5,613)
Cash paid for acquisitions	(5,300)	(400)
Reduction in restricted cash	1,800	-
Proceeds from note receivable and other	325	(504)

Net cash used in investing activities	(11,607)	(6,517)

Cash flows from financing activities
Stock repurchases	(7,898)	-
Payments on capital leases	(104)	(25)
Tax benefit of stock option exercises	167	535
Proceeds from exercise of stock options	514	911
Proceeds from employee stock purchase plan exercises	284	395

Net cash provided by (used in) financing activities	(7,037)	1,816

Net increase (decrease) in cash and cash equivalents	(15,728)	14,171
Cash and cash equivalents, beginning of period	22,965	33,498
Cash and cash equivalents, end of period	$7,237	$47,669
Supplemental disclosure
Income taxes paid	$7,794	$7,344

ANNEX A:
ARGON ST, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL INFORMATION (unaudited)
(In thousands, except share and per share amounts)

	For the Three Months Ended		For the Nine Months Ended
	June 29, 2008	July 1, 2007	June 29, 2008	July 1, 2007

Operating income	$7,838	$6,430	$23,573	$20,639

Adjustments to operating income	-	-	-	-

Non-GAAP operating income	$7,838	$6,430	$23,573	$20,639

Net income	$5,179	$4,286	$14,967	$13,632
Provision for income taxes	3,103	2,485	9,204	7,945
Interest, net	(444)	(341)	(598)	(938)

Non-cash items:
Depreciation and Amortization	2,132	1,627	6,142	5,399
Stock-based compensation	932	624	2,553	1,489
Acquisition related retention compensation	200	100	600	300

Adjusted EBITDA	$11,102	$8,781	$32,868	$27,827

Net income	$5,179	$4,286	$14,967	$13,632

Adjustments to net income	-	-	-	-

Non-GAAP net income	$5,179	$4,286	$14,967	$13,632

Earnings per Share, diluted	$0.24	$0.19	$0.68	$0.60
Effect on EPS for adjustments to net income	-	-	-	-

Non-GAAP earnings per share, diluted	$0.24	$0.19	$0.68	$0.60

CONTACT:
Argon ST, Inc.
Investor Contact:
Aaron Daniels, 703-995-5610
ir@argonst.com
or
Media Contact:
Lori Hughes, 703-995-5610
media@argonst.com